As filed with the Securities and Exchange Commission on March 5, 2015

                 Registration No. 333-114794

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
Post-Effective Amendment No. 3
to
FORM S-3
Registration Statement Under The Securities Act of 1933

Safeguard Scientifics, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	23-1609753 (I.R.S. Employer Identification No.)

435 Devon Park Drive
Building 800
Wayne, PA 19087
(610) 293-0600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

BRIAN J. SISKO, ESQ.
Chief Operating Officer, Executive Vice President and Managing Director
Safeguard Scientifics, Inc.
435 Devon Park Drive, Building 800
Wayne, PA 19087
(610) 293-0600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

JUSTIN W. CHAIRMAN, ESQ.
RICHARD B. ALDRIDGE, ESQ.
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
(215) 963-5000

Approximate date of commencement of proposed sale to the public: Not applicable. This post-effective amendment to Form S-3 is being filed to deregister securities not sold under this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

Safeguard Scientifics, Inc. (the “Company”) previously issued $150,000,000 principal amount of 2.625% Convertible Senior Debentures due 2024 (the “Debentures”) and, pursuant to a Registration Statement on Form S-3 (File No. 333-114794) filed with the Commission on April 23, 2004 (the “Registration Statement”), registered for resale both the Debentures and the shares of the Company’s Common Stock issuable upon conversion of the Debentures. The Commission declared the Registration Statement effective on July 22, 2004.

In accordance with the undertaking contained in the Registration Statement pursuant to Item 512(a)(3), the Company is filing this Post-Effective Amendment No. 3 to the Registration Statement to remove from registration all of the aggregate principal amount of the Debentures and the shares of common stock (the “Shares”) issuable upon conversion of the Debentures and registered under the Registration Statement. The Company is deregistering all of these securities because the Debentures have been repaid in full and none of the Debentures converted to Shares prior to repayment.

Accordingly, the Company is filing this Post-Effective Amendment No. 3 to the Registration Statement to deregister all of the aggregate principal amount of the Debentures and all of the Shares registered pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 3 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned thereunto duly authorized, in Wayne, Pennsylvania, on March 4, 2015.

SAFEGUARD SCIENTIFICS, INC.

By:	STEPHEN T. ZARRILLI
STEPHEN T. ZARRILLI
President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stephen T. Zarrilli	President and Chief Executive Officer and Director (Principal Executive Officer)	March 4, 2015
Stephen T. Zarrilli
/s/ Jeffrey B. McGroarty	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 4, 2015
Jeffrey B. McGroarty
/s/ Mara G. Aspinall	Director	March 4, 2015
Mara G. Aspinall
/s/ Julie A. Dobson	Director	March 4, 2015
Julie A. Dobson
	Chairman of the Board of Directors	March 4, 2015
Andrew E. Lietz
/s/ George MacKenzie	Director	March 4, 2015
George MacKenzie
/s/ Jack L. Messman	Director	March 4, 2015
Jack L. Messman
/s/ John J. Roberts	Director	March 4, 2015
John J. Roberts
/s/ Robert J. Rosenthal	Director	March 4, 2015
Robert J. Rosenthal